EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
May 11, 2011	Nasdaq: EVOL

Evolving Systems Announces First Quarter Financial Results

License and services orders up 35% year-over-year

•                  Activation up 38%

•                  Numbering up 30%

Non-GAAP diluted EPS of $0.11

$6.6 million in cash generated from operations, up 40%

Company declares second quarter dividend of $0.05

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported results for its first quarter ended March 31, 2011.

“As anticipated, license and services orders rebounded in the first quarter, showing 35% growth year-over-year and 42% sequential growth over the fourth quarter of 2010,” said Thad Dupper, chairman and CEO of Evolving Systems.  “We are building momentum across our entire product portfolio.  DSA license and services bookings in the first quarter increased 20% year-over-year and 139% sequentially.  In addition, we added a new Dynamic SIM Allocation™ (DSA) customer in the first quarter and now have nine DSA customers worldwide.  License and services bookings of our Tertio™ Service Activation (TSA) solution in the first quarter were up 51% year-over-year.  Also in the first quarter, we strengthened our Activation solutions portfolio with the introduction of our Intelligent M2M Controller™ (IMC), giving us an excellent foundation for growth going forward.”

Evolving Systems reported net income of $0.9 million in the first quarter, or $0.09 per basic and $0.08 per diluted share, compared with net income of $1.2 million, or $0.12 per basic and $0.11 per diluted share, in the same quarter last year.  Non-GAAP net income in the first quarter was $1.2 million, or $0.11 per diluted share, versus $1.5 million, or $0.14 per diluted share, a year ago.  Adjusted EBITDA declined to $1.1 million from $2.1 million year-over-year.  It was the Company’s 12th consecutive profitable quarter.

Operating income in the first quarter was $0.6 million, down from $1.5 million in the same quarter last year. It was the Company’s 19th consecutive quarter of positive operating income.

Revenue in the first quarter declined to $8.6 million from $9.7 million in the first quarter a year ago, due primarily to lower bookings in 2010 and longer sales cycles related to the global economic slowdown and tight capital budgets.  License fees and services revenue declined to $4.1 million from $5.6 million, partially offset by an increase in customer support revenue to $4.5 million from $4.1 million.  Revenue by product group included $5.5 million in Activation and $3.1 million in Numbering Solutions.

Total costs of revenue and operating expenses decreased in the first quarter to $8.0 million from $8.2 million in the first quarter last year.  The decrease was primarily due to lower costs of license fees and services, partially offset by an increase in sales and marketing expense.

Bookings and Backlog Highlights

Total bookings increased 20% to $8.8 million in the first quarter from $7.4 million in the same quarter last year.  License and services bookings in the first quarter were up 35% to $4.8 million from $3.5 million a year ago.  Sequentially, license and service bookings increased 42%, up from $3.4 million in the fourth quarter of 2010.  Activation license and services bookings increased 38% year-over-year to $3.1 million from $2.2 million and increased 4% sequentially from $3.0 million in the fourth quarter.  Numbering license and services bookings increased 30% to $1.7 million from $1.3 million year-over-year and increased more than 300% sequentially from $400,000 in the fourth quarter of 2010.  Customer support bookings increased 5% to $4.1 million from $3.8 million year- over-year.

Total bookings by product category in the first quarter included $5.1 million in Activation, up 27% year-over-year, and $3.7 million in Numbering Solutions, up 11%.  Evolving Systems defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at March 31, 2011, was $17.1 million, up from $16.6 million at 2010 year end but down from $18.1 million at the same time a year ago.  The license fees and services backlog was $5.8 million, up from $5.0 million at year-end, while the customer support backlog was $11.3 million, down slightly from $11.6 million at year-end.

Balance Sheet Highlights

The Company continued to strengthen its balance sheet in the first quarter, closing the period with cash and cash equivalents of $17.0 million, up 57% from $10.8 million at year-end.  Working capital increased 7% to $12.6 million from $11.8 million at year-end. The Company generated $6.6 million in cash from operations in the first quarter, up from $4.7 million in the same period last year.

Sale of Numbering Business

Subsequent to the end of the first quarter, on April 21, 2011, the Company signed a definitive agreement to sell its Numbering Solutions business to Neustar, Inc. for approximately $39.0 million in cash and the assumption of certain liabilities.  The proposed transaction is subject to standard closing conditions and stockholder approval. The Company’s Board of Directors and its largest stockholder, the Singer Family Trust, which holds approximately 23% of Evolving Systems’ outstanding common shares, are in favor of the transaction.  Assuming satisfaction of all closing conditions and approval by stockholders, the transaction is expected to close within 120 days of April 21, 2011.

In 2010 the Company’s Numbering Solutions business generated $14.5 million, or 39%, of total revenue, while its Activation and DSA businesses contributed $22.8 million, or 61%, of overall revenue.  In the first quarter of 2011 the Numbering Solutions business accounted for 36% of total revenue.  The Company expects to file a Proxy Statement in mid-May that will include, among other data, pro-forma statements of income that will give investors a view of the proposed going-forward business of Evolving Systems.

Second Quarter Dividend

The Company declared a second quarter dividend of $0.05 per share to stockholders of record June 10, 2011, payable July 15, 2011.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 65193596.  A telephone replay can be accessed by calling 1-800-642-1687 or 1-706-645-9291, passcode 65193596.  To access a live webcast or subsequent replay of the call, please visit Evolving Systems’ website at www.evolving.com.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory, M2M and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release, the Company’s plans and timetable for selling its Numbering Solutions business, plans for filing a proxy statement that includes pro-forma financial data, and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2011, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Evolving Systems, Inc.

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2011	2010
Revenue:
License fees and services	$4,073	$5,625
Customer support	4,488	4,085
Total revenue	8,561	9,710
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,768	2,146
Costs of customer support, excluding depreciation and amortization	1,207	1,136
Sales and marketing	2,097	1,910
General and administrative	1,478	1,493
Product development	1,139	1,208
Depreciation	129	149
Amortization	178	174
Total costs of revenue and operating expenses	7,996	8,216
Income from operations	565	1,494
Other income (expense):
Interest income	8	3
Interest expense	(12)	(39)
Foreign currency exchange gain (loss)	110	(42)
Other income (expense), net	106	(78)
Income before income taxes	671	1,416
Income tax expense (benefit)	(262)	244
Net income	$933	$1,172
Basic income per common share	$0.09	$0.12
Diluted income per common share	$0.08	$0.11
Weighted average basic shares outstanding	10,754	9,995
Weighted average diluted shares outstanding	11,223	10,592

Evolving Systems, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$17,004	$10,801
Contract receivables, net	6,083	12,073
Unbilled work-in-progress	2,640	2,245
Deferred income taxes	200	—
Prepaid and other current assets	1,515	1,328
Total current assets	27,442	26,447
Property and equipment, net	941	999
Amortizable intangible assets, net	986	1,123
Goodwill	22,405	21,830
Long-term restricted cash	53	50
Other long-term assets	130	2
Total assets	$51,957	$50,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$28	$27
Accounts payable and accrued liabilities	4,593	4,289
Deferred income taxes	19	21
Unearned revenue	10,156	10,298
Total current liabilities	14,796	14,635
Long-term liabilities:
Capital lease obligations, net of current portion	1	8
Deferred income taxes	—	51
Total liabilities	14,797	14,694
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	87,697	87,435
Accumulated other comprehensive loss	(2,958)	(3,704)
Accumulated deficit	(47,590)	(47,985)
Total stockholders’ equity	37,160	35,757
Total liabilities and stockholders’ equity	$51,957	$50,451

Evolving Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2011	2010
Non-GAAP net income and income per share data

GAAP net income	$933	$1,172
Amortization of intangible assets	178	174
Stock-based compensation expense	187	247
Income tax adjustment for non-GAAP*	(67)	(68)
Non-GAAP net income	$1,231	$1,525
Diluted net income per share
GAAP	$0.08	$0.11
Non-GAAP	$0.11	$0.14
Shares used to compute diluted EPS	11,223	10,592

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended
	March 31,
	2011	2010
Adjusted EBITDA

Net income	$933	$1,172
Depreciation	129	149
Amortization	178	174
Stock-based compensation expense	187	247
Interest expense and other (benefit), net	(106)	78
Income tax expense (benefit)	(262)	244
Adjusted EBITDA	$1,059	$2,064